Amended Schedule B

Fee Schedule

Effective July 1, 2021, the compensation payable under Paragraph 4 of the Investment Advisory Agreement between Harding, Loevner Funds, Inc. and Harding Loevner LP shall be as follows:

Portfolio	Advisory Fee (expressed as a percentage of each portfolio’s average daily net assets)
	First $1 Billion	Next $1 Billion	Next $1 Billion	Over $3 Billion	Over $4 Billion	Over $5 Billion
Harding Loevner Global Equity Portfolio	0.75%	0.73%	0.71%	0.69%	0.69%	0.69%
Harding Loevner International Equity Portfolio	0.75%	0.73%	0.71%	0.69%	0.67%	0.65%
Harding Loevner International Small Companies Portfolio	0.95%	0.95%	0.95%	0.95%	0.95%	0.95%
Harding Loevner Institutional Emerging Markets Portfolio	1.00%	0.98%	0.96%	0.94%	0.94%	0.94%
Harding Loevner Emerging Markets Portfolio	1.00%	0.98%	0.96%	0.94%	0.94%	0.94%
Harding Loevner Frontier Emerging Markets Portfolio	1.35%	1.35%	1.35%	1.35%	1.35%	1.35%

HARDING, LOEVNER FUNDS, INC.		HARDING, LOEVNER FUNDS, INC.

By:	/s/ Richard T. Reiter	By:	/s/ Tracy L. Dotolo
Name:	Richard T. Reiter	Name:	Tracy L. Dotolo
Title:	President	Title:	Chief Financial Officer and Treasurer

HARDING LOEVNER LP		HARDING LOEVNER LP

By:	/s/ David R. Loevner	By:	/s/ Aaron J. Bellish
Name:	David R. Loevner	Name:	Aaron J. Bellish
Title:	Chief Executive Officer	Title:	Chief Financial Officer